July 2, 2009

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:           Nationwide Life Insurance Company
Initial Filing of Form S-1 for Market Preservation Investment

Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, of the Market Preservation Investment that Nationwide Life Insurance Company (Nationwide) intends to continuously offer and sell. I have examined the initial filing of the Registration Statement on Form S-1, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:

1. Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the contracts.

2. Nationwide will file the form of contract in the states where it is eligible for approval. Upon issuance, the contracts will be valid and binding obligations of Nationwide.

I hereby consent to the use of this opinion as an exhibit to this registration statement.

Sincerely,

/s/ Jeanny V. Simaitis
Jeanny V. Simaitis
Lead Counsel